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                              EMPLOYMENT AGREEMENT

         AGREEMENT by and between Ameriserve Food Distribution, Inc., a Nebraska corporation (the "Company"), and Kenneth R. Lane (the "Executive"), dated as of the 26th day of November, 1997.

         WHEREAS, prior to July 11, 1997, the Executive was employed by the PFS Division of Pepsico, Inc. ("Old PFS"); and

         WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of May 23, 1997 between Pepsico, Inc. and Nebco Evans Holding Company ("Nebco"), and effective as of July 11, 1997 (the "Effective Date"), all of the assets of Old PFS, were sold to Nebco, and Old PFS, together with a division of the Company, became AmeriServe/PFS ("AmeriServe/PFS"); and

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interest of the Company and its shareholders to employ the Executive as the Senior Vice President, Operations of AmeriServe/PFS, and the Executive desires to serve the Company in that capacity; and

         WHEREAS, the Company desires to employ the Executive and the Executive desires to work for the Company.



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         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the third anniversary thereof (the "Employment Period"), provided, however, that commencing on the date two years after the Effective Date and on each annual anniversary of such date (each annual anniversary thereof shall hereinafter be referred to as the "Renewal Date"), unless previously terminated, the Employment Period shall be automatically extended so as to terminate two years from the Renewal Date, so that there is always between one and two years remaining in the Employment Period, unless 90 days prior to the Renewal Date the Company or the Executive shall terminate this Agreement by giving notice to the other party that the Employment Period shall not be so extended (a "Notice of Nonrenewal"). Notwithstanding any such termination, Section 6 of this Agreement shall remain in full force and effect.

         2. Position and Duties. During the Employment Period, the Executive shall serve as Senior Vice President, Operations of AmeriServe/PFS, reporting to the President of PFS


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Foodservice Distribution Group, with such duties and responsibilities as are currently associated with such position. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. The Executive shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Executive's employment pursuant to this Agreement. During the Employment Period, the Executive's services shall be performed primarily at the Company's offices in Dallas, Texas.

         3. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $194,000, payable in accordance with the normal payroll practices for executives as in effect from time to time. Such Annual Base Salary shall be subject to review annually in accordance with the review policies and practices for executives as in effect at the time of any such review.


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         (b) Bonus. For the 1997 calendar year, the Executive shall receive a cash bonus on a basis consistent with the terms of the annual bonus plan maintained by Old PFS, as in effect immediately prior to the Effective Date, which shall be payable on March 1, 1998. The Executive shall also be eligible to receive an additional bonus with respect to the period from the Effective Date to December 31, 1997, pursuant to the terms of an interim bonus plan to be established by the Company as soon as reasonably practicable. For each subsequent calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus, based upon the terms and conditions of a new annual bonus program to be established by the Company. For calendar years after 1997, any such annual bonus program shall provide that the Executive's target bonus ("Target Annual Bonus") will be 50% of the Annual Base Salary.

         (c) Phantom Equity Plan. The Company expects to adopt, effective on or about January 1, 1998, an equity incentive plan or program (the "Equity Plan") for certain of its key executives. The Executive shall be entitled to participate in the Equity Plan from and after the effective date thereof, in accordance with the terms and conditions of such plan. Without limiting the generality of the foregoing, upon the implementation of the Equity Plan, the Executive shall be entitled to elect, on or before July 1, 1998, either (i) to receive an award under such Equity Plan or (ii) to receive a cash bonus


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("Alternative Bonus") equal to the Executive's Annual Base Salary. The
Alternative Bonus shall be payable on March 31, 1999, provided, that the Executive is still employed by the Company as of such payment date and that the Executive has forfeited or waived all rights to compensation and benefits under the Equity Plan.

         (d) Supplemental Plan. The Company intends to adopt a supplemental executive retirement or savings plan (the "Supplemental Plan") for certain key executives, which is expected to be implemented as soon as reasonably practicable. The Executive shall be entitled to participate in the Supplemental Plan from and after the effective date thereof, on terms and conditions substantially similar to peer executives.

         (e) Deferred Compensation Program. The Company intends to adopt a deferred compensation program (the "Deferred Compensation Program") for certain of its key executives, which is expected to be implemented as soon as reasonably practicable. The Executive shall be entitled to participate in the Deferred Compensation Program from and after the effective date thereof, on terms and conditions substantially similar to those applicable to peer executives.


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         (f) Other Benefits. In addition to the foregoing, during the Employment
Period: (i) the Executive shall be entitled to participate in savings, retirement, and fringe benefit plans, practices, policies and programs of the Company as in effect from time to time, on the same terms and conditions as those applicable to peer executives; (ii) the Executive shall be entitled to four weeks of annual vacation, to be taken in accordance with the vacation policy as in effect from time to time; (iii) the Executive shall be entitled to participate in an automobile program on terms and conditions similar to the automobile program of Old PFS, as in effect immediately prior to the Effective Date; (iv) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under medical, dental, disability and other welfare benefit plans, practices, policies and programs provided by the Company, as in effect from time to time, on the same terms and conditions as those applicable to peer executives.

         (g) For purposes of this Section 3, the Executive's peers shall be those other executives employed by Ameriserve/PFS at level 17 or such other peer group as shall be reasonably determined by the Company.


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         4. Termination of Employment. (a) Death or Disability. In the event of the Executive's death during the Employment Period, the Executive's employment with the Company shall terminate automatically. The Company, in its discretion, shall have the right to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of 180 consecutive days, or for periods aggregating 180 business days in any period of twelve months, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

         (b) By the Company. In addition to termination for Disability, the Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

         (i) the continued and willful or deliberate failure of the Executive substantially to perform the Executive's


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    duties under this Agreement (other than as a result of physical or mental illness or injury), or

         (ii) illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material damage to the business or reputation of the Company.

Upon the occurrence of events constituting Cause as defined in subsection (i) of this paragraph (b), the Company shall give the Executive advance notice of any such termination for Cause and shall provide the Executive with a reasonable opportunity to cure.

         (c) Voluntarily by the Executive. The Executive may terminate his employment by giving written notice thereof to the Company.

         (d) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause as set forth in notice from the Company is effective, or the date on which the Executive gives the Company notice of a termination of employment, as the case may be.

         5. Obligations of the Company upon Termination. (a) By the Company Other Than for Cause, Death or Disability: If, during the Employment Period, the Company terminates the


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Executive's employment, other than for Cause, death or Disability, but excluding any termination of employment at the end of the Employment Period (whether or not as a result of a Notice of Nonrenewal by the Company), the Company shall, for the remainder of the Employment Period as in effect immediately before the Date of Termination, continue to pay the Executive the Annual Base Salary and Annual Bonus(es) through the end of the then-current Employment Period, as and when such amounts would be paid in accordance with Sections 3(a) and (b) above; provided, that the amount of each of the Annual Bonus(es) so paid shall equal the Target Annual Bonus. The Company shall also continue to provide for the same period welfare benefits to the Executive and/or the Executive's family, at least as favorable as those that would have been provided to them under clause (f) (iv) of Section 3 of this Agreement if the Executive's employment had continued until the end of the Employment Period; provided, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(a) may be made secondary to those provided under such other plan. Notwithstanding anything contained herein to the contrary, if during the Noncompetition Period (as defined in Section 6(b) hereof), the Executive becomes associated with a Competitive Activity (within the meaning of Section 6(b)


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hereof), the Company's obligation to continue to pay the Executive the Annual
Base Salary and Annual Bonus (es) and to provide welfare benefits (whether primary or secondary) for the remainder of the then-current Employment Period shall immediately cease, and, in full satisfaction of the Company's obligations hereunder, the Company shall pay the Executive a lump-sum amount equal to the product of (i) 50% and (ii) the sum of the Annual Base Salary and Annual Bonus(es) otherwise payable to the Executive for the period of time from the date the Executive first became associated with a Competitive Activity until the end of the then-current Employment Period. For purposes hereof, the Executive shall have an affirmative obligation to inform the Company immediately of his anticipated or actual association with a Competitive Activity, and any failure to do so will constitute a breach of this Agreement, thereby discharging the Company from any further obligations to the Executive under this Agreement. The payments provided pursuant to this Section 5(a) are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability and shall be the sole and exclusive remedy therefor.

         (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Company shall make, within 30 days after the Date of Termination, a lump-sum cash payment to the Executive's


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 estate equal to the sum of (i) the Executive's Annual Base Salary through the end of the calendar month in which death occurs, (ii) any earned and unpaid annual bonus amounts for any calendar year ended prior to the Date of Termination, (iii) any accrued but unpaid vacation pay and (iv) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid.

         (c) Disability. In the event the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period in accordance with Section 4(a) hereof, the Company shall pay to the Executive or the Executive's legal representative, as applicable, (i) the Executive's Annual Base Salary for the duration of the Employment Period in effect on the Date of Termination, provided that any such payments made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Company or under the Social Security disability insurance program, (ii) any earned and unpaid bonus amounts for any calendar year ended prior to the Date of Termination and (iii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid.

         (d) Cause; Voluntary Termination. If the Executive's employment is terminated by the Company for Cause or the



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Executive voluntarily terminates his employment during the Employment Period, the Company shall pay the Executive (i) the Annual Base Salary through the Date of Termination and (ii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement.

         6. Confidential Information; Noncompetition. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains or obtained during the Executive's employment by the Company or any of its affiliated companies and their respective businesses (including, but not limited to, Old PFS) and that is not public knowledge (other than as a result of the Executive's violation of this paragraph (a) of Section 6) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

         (b) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Chief Executive Officer of the Company, engage in


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or become associated with a Competitive Activity. For purposes of this paragraph
(b) of Section 6: (i) the "Noncompetition Period" means the period during which the Executive is employed by the Company and the one-year period following the termination of the Executive's employment by the Company for Cause or voluntarily by the Executive; (ii) a "Competitive Activity" means any business or other endeavor that engages in limited menu or casual dining distribution services, which is a direct competitor of the Company or any of its affiliated companies and their respective businesses; and (iii) the Executive shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Executive may make and retain investments during the Noncompetition Period in not more than five percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

         7. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise


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than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         8. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nebraska without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.


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         (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                              If to the Executive:

                              Kenneth R. Lane
                              2804 Covey Place
                              Plano, Texas 75093

                              If to the Company:

                              Ameriserve Food Distribution, Inc.
                              14841 Dallas Parkway
                              Dallas, Texas 75240-2100

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 8. Notices and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.



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         (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

         (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

         (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement, whether written or oral, between them concerning the subject matter hereof, including, but not limited to, the Summary of Terms of Employment Agreement.

         (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.



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         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                         /s/ KENNETH R. LANE
                                        ----------------------------------------
                                                Kenneth R. Lane

                                        AMERISERVE FOOD DISTRIBUTION, INC.

                                        /s/  GUNNAR KLINTBERG
                                       -----------------------------------------
                                       By: Gunnar Klintberg
                                       Title: Vice President



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